UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 13, 2023

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building I, Suite 205

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

6836 Bee Cave Road, Building III, Suite 201

Austin, TX 78746

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2023 (the “Effective Date”), Robert Lutz joined Savara Inc. (“Savara”) as its Chief Operating Officer.

From March 2021 to February 2023, Mr. Lutz, age 54, served as the Chief Financial and Business Officer of iBio, Inc. (“iBio”), a biotechnology company developing precision antibody immunotherapies using an AI-driven platform. Previously, Mr. Lutz was employed by Strongbridge Biopharma plc (“Strongbridge”), a biopharmaceutical company focused on therapies that target rare diseases, where he served as Chief Financial Officer from August 2019 to March 2021 and as Chief Business Officer from October 2014 to August 2019. Prior to joining Strongbridge, Mr. Lutz worked from December 2004 to May 2014 at Shire Plc, a publicly traded specialty biopharmaceutical company prior to being purchased by Takeda Pharmaceutical Company Ltd., where he most recently served as Vice President and held key leadership positions in the Specialty Pharmaceutical division. Prior to Shire Plc, Mr. Lutz worked in a variety of roles, including Vice President of Finance, for Cinergy Corp., an electric and gas utility company. Mr. Lutz also worked as a Senior Analyst at Alan B. Slifka and Co., a hedge fund, after having started his career at Goldman Sachs Group Inc., where he served as a Financial Analyst in its principal investment area. He holds a B.A. in Economics and Computer Science from Amherst College and an M.B.A. from the Kellogg School of Management.

There are no family relationships between Mr. Lutz and any director or executive officer of Savara, and Mr. Lutz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Operating Officer, Savara and Mr. Lutz entered into an employment agreement on the Effective Date (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Lutz will receive an annual base salary of $437,000 and will be eligible to receive an annual performance-based bonus of up to 40% of his base salary, subject to achieving performance objectives established by the CEO and the Board of Directors of Savara (the “Board”). Mr. Lutz is entitled to severance benefits, subject to the execution of a separation agreement and release of claims, in the event (i) Savara terminates his employment without “cause” (as defined in the Employment Agreement); (ii) he resigns from such employment for “good reason” (as defined in the Employment Agreement); or (iii) his employment terminates due to his death or disability. Additionally, Mr. Lutz is entitled to participate in the Savara Inc. Amended and Restated 2015 Omnibus Incentive Plan and the broad-based benefits provided to all regular, full-time employees, which are described in the Savara 2022 Proxy Statement. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. Lutz will receive a one-time signing bonus of $115,000. Subject to Board approval, Mr. Lutz will receive a grant of an option to purchase 350,000 shares of Savara’s common stock, which will vest in 16 equal quarterly installments following the Effective Date, subject to his continued employment with Savara. Additionally, subject to Board approval, Mr. Lutz will receive a grant of 140,000 restricted stock units, which shall vest in full on the two-year anniversary of the Effective Date, subject to his continued employment with Savara through such date.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated February 13, 2023, between Savara Inc. and Robert Lutz

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2023		SAVARA INC. a Delaware corporation

	By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial & Administrative Officer